EXHIBIT 10.1

NOTE SETTLEMENT AND GENERAL RELEASE AGREEMENT

This Note Settlement and General Release Agreement (the "Agreement") is entered into this 20th day of January 2016 by and between Robert Noble, an individual ("Lender"), and Envision Solar International, Inc., a Nevada corporation (the "Company"), with respect to the following facts:

R E C I T A L S

A.	Lender is the holder of that certain secured convertible promissory note, dated June 30, 2015, in the principal amount of $600,000 with accrued but unpaid interest through December 17, 2015 of approximately $126,032.91 (the "Note"), and the holder of a total of 11,587,440 shares of the Company's common stock (collectively, the "Shares").

B.	The Company has caused a payment in the amount of $100,000 to be made on the Note to the Lender in order to pay a substantial portion of the accrued but unpaid interest due to Lender through the date of the payment (the "Payment").

C.	In connection with the Payment and other consideration described in this Agreement, Lender resigned as a director of the Company, and the Company accepted Lender's resignation, effective December 24, 2015.

D.	Lender and the Company desire to enter into a mutual release of claims in consideration for the representations and covenants set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:

1.         Payment to Lender; Representations and Covenants of the Parties

1.1       Payment to Lender

The parties acknowledge that the Company caused a payment to be made to the Lender in the amount of $100,000 in cash on December 24, 2015 (the "Payment Date"), which Payment was applied to pay a substantial portion of the accrued but unpaid interest due to Lender on the Note through the Payment Date.

1.2       Resignation as a Director

Lender resigned as a director of the Company, effective on the Payment Date.

1.3       Option to License Company Intellectual Property

Provided the Option, as that term is defined in that certain Purchase Option Agreement by and between the Lender and GreenCore Capital, LLC, a Delaware limited liability company, dated as of January 20, 2016 (the "Option Agreement"), is exercised in full and Lender complies with it (a "Closing"), Lender will have the option, exercisable in his sole discretion at any time until June 30, 2017, to purchase from the Company for one dollar, a worldwide, perpetual, irrevocable, nonexclusive, royalty-free license to utilize all of the Company intellectual property developed prior to January 1, 2011, except for the following: (i) EV ARC™ and (ii) EnvisionTrak™.  Lender will have the right to photograph Solar Tree® projects that were installed or planned prior to January 1, 2011 and to utilize such photographs in Lender's business activities.  Upon exercise of the option by the Lender by delivery of written notice by him to the Company, the parties covenant to enter into a customary license agreement in good faith reflecting the intent of this Agreement; provided, however, if the parties fail to enter into such license agreement, this Section 1.3 of the Agreement shall be deemed to be the grant of a license to Lender containing the terms set forth in this Section 1.3 of the Agreement, unless the Lender is in breach of this Agreement or does not negotiate a customary license agreement in good faith.  The foregoing license shall include all documentation and trademarks, including, but not limited to, photo, animations, logos, design, and engineering drawings, of all pre-January 1, 2011 Company intellectual property and trademarks.  The foregoing license shall also include the exclusive worldwide license rights to Life Port and Life Village, as well as the right to manufacture and sell the original Solar Tree®, with no other licenses (except for Lender's license) into any country globally, except the United States.  Lender will have the right to publish its license rights, and when contacted by Lender or a third party, the Company will confirm that the foregoing license rights belong to Lender.

1.4       Extension of Maturity Date

Effective as of December 1, 2015, the maturity date of the Note is automatically extended to March 31, 2016 or longer if agreed in writing by both parties.  The company acknowledges that the foregoing extension shall not constitute a waiver of Lender's rights under the Note or the related security agreements.

1.5       Covenant to Defer Conversion of All Derivative Securities

Effective as of December 24, 2015 and extending until September 30, 2016, or the recording of an amendment to the Company's Articles of Incorporation increasing the number of authorized shares of its common and preferred stock, whichever occurs first, Lender covenants not to exercise at any time any conversion rights on any derivative securities issued by the Company that are held by him, including without limitation the Note and any warrants and stock options.

1.6       Covenant to Amend Warrants

Provided the Option is exercised in full and Lender complies with it, resulting in a Closing, the Company will extend the expiration date of the 1,138,120 warrants to purchase 1,138,120 shares of the Company's common stock owned by Lender (the "Warrants") from December 31, 2016 to December 31, 2017 and will reduce the exercise price of such Warrants from $0.24 to $0.20 per share.

2.         Mutual Release

2.1       Terms of Release

Effective as of the date of this Agreement, in consideration for the mutual promises made by the parties in Section 1 of this Agreement, each party, on behalf of itself, and any other person or entity, agent or representative that could make any claim through such party, forever releases and fully discharges the other party and such party's past, present, and future affiliates, employees, officers, directors, shareholders, attorneys, accountants, successors, predecessors, agents, representatives, heirs, assigns, and executors from any and all claims that each party hereto may have against the other party, whether known or unknown, suspected or unsuspected, matured or unmatured, contingent or fixed, liquidated or unliquidated, which each party now owns or holds against the other party, or has at any time heretofore owned or held against the other party, save and except those obligations set forth in this Agreement, and any liability arising from an act of fraud or intentional misconduct by the other party. Notwithstanding anything else herein to the contrary, this release shall in no way effect or apply to the validity or enforceability of the Note or the related security agreements, each of which shall remain in full force and effect in accordance with its respective terms.

2.2       Representations and Agreements

The parties agree that these releases shall not be considered admissions by either party of any liability or wrongdoing.  The parties warrant that no promise or inducement has been offered except as herein set forth.  Lender represents that he is of legal age and legally competent to execute this release and accept full responsibility therefore.  The parties declare that the terms of this full and final release of claims have been completely read by each party and are fully understood and voluntarily accepted for the purpose of making a full and final compromise and settlement.  Each of the parties to this Agreement hereby relinquishes and waives all rights conferred upon each of them by the provisions of California Civil Code §1542 or any like provision.  California Civil Code §1542 reads as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Lender Initials	Company Initials

3.         Costs and Attorneys' Fees

Each party shall bear his or its own expenses incurred in this Agreement and in the Closing, including but not limited to attorneys' fees and costs.

4.         No Prior Assignment; Indemnity

Each of the parties represents and warrants that it has not assigned or transferred, or purported to assign or transfer, to any person or entity any claim or other matter released herein.  In the event that a party shall have assigned or transferred, or purported to assign or transfer, any claim or other matter herein released, such party shall indemnify the other party and hold harmless such other party from and against any loss, cost, claim or expense including, but not limited to, all costs related to the defense of any action, including reasonable attorneys' fees, based upon, arising out of, or incurred as a result of any such claim, assignment or transfer.

5.         Equitable Relief

5.1       Damages Inadequate

Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants or provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

5.2       Equitable Relief

It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, shall be entitled to immediate injunctive relief, specific performance or other equitable relief, to enforce such covenants or provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

6.         No Admission of Liability

This Agreement is a compromise disposition of disputed claims, and each party expressly denies any liability of any kind to the other.  Nothing contained in this Agreement may be construed as an admission by any other party of any liability of any kind to the other party.

7.         Waivers

If any party shall at any time waive any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.  Resort to any remedies referred to herein shall not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

8.         Successors and Assigns

Each covenant and representation of this Agreement shall inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.  The Purchaser will be a third party beneficiary of the Lender's covenants and obligations to the Company under this Agreement.

9.         Entire and Sole Agreement

This Agreement constitutes the entire agreement between the parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement.  This Agreement may be modified only by a written agreement signed by all parties.

10.       Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California, and the venue for any action hereunder shall be in the appropriate forum in the County of San Diego, State of California.

11.       Counterparts

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

12.       Attorneys' Fees and Costs

In the event that either party must resort to legal action in order to interpret or enforce the provisions of this Agreement or to defend such action, the prevailing party shall be entitled to receive reimbursement from the nonprevailing party for all reasonable attorneys' fees and all other costs incurred in commencing or defending such action, or in enforcing this Agreement, including but not limited to post judgment costs.

13.       Confidentiality

Neither party will disclose or otherwise provide information regarding any of the terms or conditions of this Agreement to any person that is not a party to this Agreement unless required by applicable law, except (i) to the extent that the Company publishes public reports or announcements regarding it and (ii) as permitted under Section 1.3.  Neither party will directly or indirectly interfere with the business of the other party, nor solicit or encourage any supplier or customer of the other party not to conduct business with the other party, nor solicit or encourage any employee or consultant of the other party to cease working for or with the other party.

14.       Severability

If any term, provision, covenant or condition of this Agreement is found to be invalid, void, or unenforceable by any court of competent jurisdiction, the remaining provisions hereof will continue in full force and effect and will in no way be affected, impaired or invalidated.

15.       Further Acts

The parties to this Agreement hereby agree to execute any other documents and take any further actions which are reasonably necessary or appropriate in order to implement the transactions contemplated by this Agreement.

16.       No Derogatory Statements

The Company agrees not to make any derogatory statements to third parties regarding the Lender or his business.  Lender covenants not to make any derogatory statements to third parties regarding the Company or its management, shareholders, products or employees.

17.       Consent to Option Agreement

            The Company hereby consents to the making of the Option Agreement by and between Lender and Greencore Capital, LLC, dated of even date herewith, and further consents to the implementation of any or all of the transactions contemplated by the Option Agreement.

18.       Time of Essence

            Time is of the essence of each and every term, condition, obligation and provision hereof.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

Company:                                           ENVISION SOLAR INTERNATIONAL, INC.

                                                            By: /s/ John Evey

  John Evey, Chairman

Lender:

/s/ Robert Noble

Robert Noble